Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports First Quarter 2014 Financial Results

Company to Host Conference Call Today, April 30, 2014, at 11:00 AM ET

ST. PAUL, Minnesota, April 30, 2014 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three months ended March 31, 2014.

For the three months ended March 31, 2014, the Company reported a net loss of $6.7 million, or $0.10 per share. Research and development expenses were $2.6 million and general and administrative expenses were $3.9 million. Operating expenses were primarily associated with the cost of supporting multiple ongoing clinical trials, including the ReCharge Study, the Company’s VBLOC® vagal blocking therapy Premarket Approval (PMA) application, and the continued development of VBLOC Therapy delivered through the Company’s Maestro® Rechargeable System. On March 31, 2014, the Company’s cash, cash equivalents and short-term investments totaled $24.4 million. As of April 29, 2014 the Company has raised a total of approximately $16.8 million under its $20.0 million ATM equity facility.

“Our primary focus remains on the U.S. regulatory process for VBLOC Therapy, which includes extensive preparation for our Advisory Committee Meeting scheduled for June 17, 2014,” said Greg S. Lea, Senior Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Lea noted: “Based on our current capital and expense projections, we have the resources to fund operations through this pivotal regulatory milestone and to begin building our commercial infrastructure in anticipation of a positive FDA approval decision for VBLOC Therapy this year.”

Conference Call Details

The first quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 33925614. A replay of the call will be available from April 30, 2014 at 2:00 PM Eastern Time through July 21, 2014 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 33925614.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 27, 2014. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached tables)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Sales	$—	$—
Cost of goods sold	—	—

Gross profit	—	—

Operating expenses:
Research and development	2,623	2,733
Selling, general and administrative	3,935	3,586

Total operating expenses	6,558	6,319

Operating loss	(6,558)	(6,319)
Other income (expense), net	(174)	(262)

Net loss	$(6,732)	$(6,581)

Net loss per share—basic and diluted	$(0.10)	$(0.14)

Shares used to compute basic and diluted net loss per share	65,657	46,896

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31,	December 31,
	2014	2013
ASSETS
Cash, cash equivalents and short-term investments	$24,436	$23,297
Inventory	1,091	1,128
Prepaid expenses and other current assets	619	564
Property and equipment, net	537	577
Other assets	869	822

Total assets	$27,552	$26,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$274	$127
Debt	5,903	6,868
Other liabilities	4,144	4,714

Total liabilities	10,321	11,709
Stockholders’ equity	17,231	14,679

Total liabilities and stockholders’ equity	$27,552	$26,388